Securities and Exchange Commission
Washington, D.C. 20549

Form 8 - K
Current Report


Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934


Date of Report 			                   				April  3, 1995
(Date of earliest event reported)


               Intrenet, Inc.
(exact name of registrant as named in its charter)

                  Indiana
(State or other jurisdiction of incorporation)

0 - 14060                             35 - 1597565
(Commission File Number)				 (IRS Employer Identification No.)

400 TechneCenter Drive, Suite 200
Milford, Ohio
45150
(Address of principal executive offices)

(513) - 576 - 6666
(Registrant's telephone number, including area code)

Item 5.		Other Events

 	On April 3, 1995, Intrenet, Inc. (the Company) issued the following press release relating to the conversion of its 7%
Convertible Subordinated Debentures due 1998  :

	" Intrenet announced today that effective March 31, 1995, all of its $6 million principal value 7% percent Convertible
Subordinated Debentures due in 1998 were converted into 3,636,352 shares of common stock at a conversion price of $1.65 per share. The additional shares increase the total number of shares outstanding to 13,162,728 as of March 31, 1995. The conversion affects the Company's balance sheet significantly by reducing indebtedness by nearly $6 million, while increasing shareholders' equity to over $22 million. The conversion will also reduce interest costs by $420,000 annually. Since December
31, 1992, the Company has reduced long-term debt by approximately 50%, while increasing shareholders' equity nearly ten-fold, from $2.4 million to over $22 million, as of March 31, 1995.

	" The Company had previously issued a notice to the holders of Debentures for redemption at a price of 107% percent of par, and all elected to convert prior to the scheduled redemption. All
Debenture holders were the original holders who purchased common stock and Debentures in a Private Offering in January, 1993.

	" As previously announced, Intrenet reported strong earnings in 1994 of $5.2 million or $0.52 cents per share on a primary share basis compared to $2.7 million, or $0.28 cents per share on a similar basis in 1993. Revenues for 1994 climbed to $215 million up from $191 million in 1993. The Company continues to expand its Company-operated fleet targeting 2,250 tractors by the end of 1995, up from the 2,000 tractors it operated at year end 1994. "

	A Proforma Consolidated Balance Sheet at December 31, 1994 reflecting the effect on the December 31, 1994 balance sheet as if the conversion had occurred on December 31, 1995 is included with this report.

Item 7.		Financial Statements, Pro Forma Information and Exhibits

  	a.	Pro Forma Balance Sheet of Intrenet, Inc. at December 31, 1994


Signatures

	Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


								Intrenet, Inc.

							  By:   Jonathan G. Usher, Vice President -
							          Finance, and Chief Financial Officer

Dated:		April 3, 1995